SECURITIES AND EXCHANGE COMMISSION



                    Washington, D.C.  20549



                           FORM 8-K


                        CURRENT REPORT



           Pursuant to Section 13 or 15(d) of the
              Securities Exchange Act of 1934



                       October 17, 1996




                       Mallinckrodt Inc.
   (Exact name of registrant as specified in its charter)




        New York                   1-483              36-1263901
(State or other jurisdiction    (Commission      (I.R.S. Employer
     of incorporation)           File Number)   Identification No.)



7733 Forsyth Boulevard, St. Louis, MO                    63105-1820
(Address of principal executive offices)                 (ZIP Code)


Registrant's telephone number,                        (314) 854-5200
   including area code

Item 5.  Other Events
A press release was issued October 16, 1996. The relevant portion of the text of that release was as follows:

MALLINCKRODT BOARD INCREASES QUARTERLY DIVIDEND;
FOUR DIRECTORS ELECTED AT COMPANY'S ANNUAL MEETING

ST. LOUIS, Mo., October 16, 1996 -- The board of directors of Mallinckrodt Group Inc.(NYSE:MKG) today increased the quarterly dividend on the company's common stock to 16.5 cents per share, payable December 31, 1996, to shareholders of record at the close of business onDecember 16, 1996.
          A regular $1.00 per share quarterly dividend on Mallinckrodt's 4 percent cumulative preferred stock, also payable on December 31, 1996, to shareholders of record at the close of business on December 16, 1996, was declared at the meeting.
          Stockholders attending the company's annual meeting today were told that recent activities to streamline the company are virtually complete and are having a positive impact on expense control. The company expects a solid first quarter before a $6 million one-time R&D charge resulting from a strategic alliance to develop new magnetic resonance imaging technology. Mallinckrodt's first quarter earnings will be announced on October 23 and will be in line with analysts' expectations.
          Raymond F. Bentele, Gareth C.C. Chang, Ronald G. Evens, M.D., and Mack G.Nichols were elected to three-year terms on the Mallinckrodt Board of Directors. Bentele and Evens were previous board members.
          In other business, stockholders approved shortening the company's name from Mallinckrodt Group Inc. to Mallinckrodt Inc.
          Mallinckrodt Inc. is an international growth company serving specialty markets in human healthcare and specialty chemicals. Dedicated to improving healthcare and chemistry, the company is a major producer of diagnostic imaging agents, medical devices, pain relief pharmaceuticals, catalysts, and laboratory and microelectronic chemicals. The St. Louis-based company, with fiscal 1996 net sales of $2.2 billion, sells more than 2,000 products in more than 100 countries. Mallinckrodt employs about 10,400 people worldwide. The Mallinckrodt web site address is
<www.mallinckrodt.com>.
          [Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 -- Except for historical information contained in this news release, the matters discussed are forward looking statements that involve risks and uncertainties. Among the factors that could cause actual results to differ materially are the following: the effect of business and economic conditions; the impact of competitive products and pricing; capacity and supply constraints or difficulties; product development, commercialization or technological difficulties; the regulatory and trade environment; and the risk factors reported from time to time in the company's SEC reports.]
                             # # #


Mallinckrodt Inc.



ROGER A. KELLER
Vice President, Secretary
  and General Counsel

DATE:  October 17, 1996